EXHIBIT 23-A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-116206,
333-90952 and 333-11145 on Form S-3 and 333-25261, 333-73041, 333-73075 and 333-136841 on Form S-8 of our report dated February 19, 2007 relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in the 2006 Annual Report to Shareholders of the Company and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota March 1, 2007